Exhibit 10.29

AGREEMENT AND FULL AND FINAL RELEASE

This Agreement and Full and Final Release (“Agreement”) is entered into by and between Melanie Nealis (“Employee”) and Helios Technologies, Inc. (“Company”). Employee and the Company are both parties to this Agreement and are collectively referred to herein as the “Parties.” Outside (and subject to the Parties’ execution of) a separate advisory service agreement (“Advisory Services Agreement”) to be executed between the Parties, the Parties desire to enter into this Agreement to fully resolve all questions of compensation, entitlement to benefits, and any and all other claims, whether known or unknown, which the Parties may have relating to Employee’s employment with, and separation from, the Company.

The Parties acknowledge, understand and agree that Employee’s active employment with the Company will terminate on March 1, 2022 (“Separation Date”), however Employee will cease serving in her current role with the Company effective December 18, 2021. Beginning on January 4, 2022 (“Announcement Date”) and through the Separation Date, Employee will remain an employee as a senior advisor to the Chief Executive Officer and provide services pursuant to the Advisory Services Agreement which the Parties are currently negotiating in good faith.

NOW, THEREFORE, in exchange for the consideration described in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

1.
Definitions. As used in this Agreement, any reference to Employee shall include Employee’s attorneys, heirs, administrators, representatives, executors, successors, agents and assigns. Any reference to the Company shall include itself, its predecessors, successors, controlling or related entities, affiliates, divisions, parents, subsidiaries, managing agents, and joint ventures, and, in their capacities as such, all of their past, present and future representatives, agents, assigns, attorneys, directors, officers, partners, shareholders and employees.
2.
Full and Final General Release. Employee acknowledges and agrees that the consideration provided under this Agreement and consideration forthcoming to be memorialized in the Advisory Services Agreement represents valuable consideration. Except as to the promises made in this Agreement, and in consideration of the benefits provided by the Company as well as promises outlined in the current draft of Advisory Services Agreement between the Parties, Employee hereby fully, forever, irrevocably and unconditionally releases, settles and discharges the Company from any and all manner of claims, charges, complaints, debts, liabilities, demands, actions, causes of action, suits, rights, covenants, contracts, controversies, agreements, promises, omissions, damages, obligations and expenses of any kind, whether known or unknown, which Employee has, had, or may have against the Company or any Company-sponsored employee benefit plans arising from, or relating in any way to, Employee's employment relationship with the Company occurring through the date Employee signs this Agreement. Specifically included in this waiver and release are, among other things, any and all claims arising under Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans With Disabilities Act, the Family and Medical Leave Act, the Florida Civil Rights Act of 1992, as well as any other federal, state or local statutes, and any claims under common law including but not limited to claims in tort, for breach of contract, or for wrongful discharge.

Employee agrees to release and discharge the Company not only from any and all claims or causes of action which Employee could make on Employee’s own behalf, but also those that may or could be brought by any person or organization on Employee’s behalf, and Employee specifically waives any right to become, and promises not to become, a member of any class in any proceeding or case in which any such claim or cause of action against the Company may arise, in whole or in part, from any event which occurred on or before the date of this Agreement.

It is expressly agreed and understood that this is a GENERAL MUTUAL RELEASE.

Nothing in this Agreement is intended to waive: (i) rights or claims that may arise after the date of Employee’s execution of this Agreement; (ii) Employee’s entitlement to vested benefits under any retirement plan or other ERISA-covered benefit plan provided by the Company; (iii) any rights Employee may have under state unemployment and/or workers’ compensation laws; (iv) Employee’s entitlement to indemnification as an employee or officer of the Company, whether such entitlement arises: (A) pursuant to the terms of the Indemnification Agreement referenced below; (B) under the terms of the Company’s organizational or governing documents; or (C) otherwise under applicable law and/or (v) claims which by law cannot be released by private agreement.

In consideration of Employee’s covenants and agreements set forth in this Agreement, the receipt and sufficiency of which is hereby acknowledged by the Company, the Company hereby does release and forever discharges Employee, Employee’s agents, attorneys, insurers, representatives and consultants, and Employee and her heirs, successors and assigns, of and from any and all manner of claims, demands, actions, causes of action, administrative claims, liability, damages, claims for punitive or liquidated damages, claims for attorney's fees, costs and disbursements, individual or class action claims, or demands of any kind whatsoever, the Company has or might have against them or any of them, whether known or unknown, in law or equity, contract or tort, arising out of or in connection with Employee’s employment with the Company or otherwise, and however originating or existing, from the commencement of the employment relationship.

3.
Warranties. Employee represents and warrants that, with the exception of the Advisory Services Agreement to be entered into: (a) Employee has been paid and/or has received all compensation and benefits of any kind (including wages, salary, vacation, paid time off, commissions, bonuses, incentive compensation and equity participation) that Employee earned and/or to which Employee may be entitled as a result of Employee’s employment by the Company, including pay for all hours worked, and the Company owes Employee, and shall owe Employee, no further compensation or benefits of any kind, except as described in this Agreement; (b) Employee has been properly provided any leave of absence because of Employee’s or a family member’s health condition, and Employee has not been subjected to any improper treatment, conduct, or actions due to a request for or taking of such leave; and (c) Employee has already reported to the Company and/or filed workers’ compensation claims for any and all on-the-job injuries Employee suffered while employed by the Company, and that Employee has not suffered any on-the-job injuries for which Employee has not already filed a workers’ compensation claim.

4.
Consideration. In consideration for this Agreement and Employee’s release and other promises set forth herein, the Company shall:
(a)
Accelerate the timing of the payment of Employee’s 2021 STI payout, to be paid at 170% of her target (50%), and payable on the Announcement Date;

(b)
Execute an Advisory Services Agreement at mutually acceptable terms no later than March 1, 2022. In the event the Parties do not reach agreement after good faith negotiations, and execute the Advisory Services Agreement in substantially the form of the current draft on or before March 1, 2022, the release in Section 2 of this Agreement, and all covenants, warranties, and obligations of Employee under this Agreement shall be null and void, and Employee shall retain all and shall not waive or release any, rights and/or claims that she otherwise had as of the day before the date on which she signs this Agreement, provided that Employee notified the Company (by email to Marc Greenberg, Esq.) in writing of her intent to invoke her rights under this Section 4(b) of this Agreement and the Advisory Services Agreement is not executed by the Parties within five (5) business days of the Company’s receipt of that notice; and

(c)
Allow Employee to continue vesting in any outstanding equity awards pursuant to the terms of such awards through May 1, 2022, including, without limitation, the outstanding equity awards listed on Exhibit A.

5.
Parties’ Obligations. In consideration for this Agreement, and in addition to the full and final release set forth in Paragraph 2 above, each Party agrees to the following:

(a) Each Party will keep confidential the terms of this Agreement, and will not disclose or publish same to anyone with the exception of, with respect to the Employee, Employee’s spouse, immediate family members, financial advisor, or attorney. Otherwise, a Party may only disclose the existence of or terms of this Agreement if legally required to do so;

(b) Each Party agrees not to discuss with anyone, including but not limited to, current, former or prospective employees of the Company, the terms and conditions of Employee’s employment with or termination from the Company, unless otherwise required by law to do so. Specifically, the Company will file a Form 8-K in the form annexed hereto as Exhibit B within four (4) days of execution of this Agreement, but, except as otherwise required by law, before March 1, 2022: (i) the Company will not make or authorize, directly or indirectly, any other external announcement concerning the terms and conditions of Employee’s employment with or separation of employment from the Company or concerning a new appointment of or to the General Counsel position; and (ii) any internal announcements shall be consistent with Exhibit B.

(c)
Neither Party (and for purposes of this Section (c) the Company shall be defined as senior level employees, officers and directors of the Company) will make negative or disparaging comments of any kind about the other Party. Additionally, Employee will make no negative or disparaging comments about the Company and/or its products, services or employees to any person or entity, including any of the Company’s vendors, suppliers, customers or employees;

(d)
Employee will not publish or otherwise disclose any unpublished, privileged, proprietary or confidential information or trade secret of the Company or relating to the Company, its policies, its business, its research and development matters, its customers, its operations, its products or services or the materials, apparatuses, processes, formulae, computer algorithms or software, trade secrets, plans, methods or other similar items used in the development or manufacture or marketing of its products or services; nor publish or otherwise disclose such unpublished privileged, proprietary or confidential information of others to which employee has had access or obtained knowledge in the course of employment;

(e)
the Company agrees to provide a positive reference for Employee and agrees that in response to any inquiry or conversation related to Employee’s transition and separation from the Company, the reason articulated shall be voluntarily resignation to pursue another opportunity; and

(f)
the Company represents and warrants to the Employee that it has full authority and requisite Board approvals (including any committees thereof) to enter into this Agreement and the Advisory Services Agreement and agree and commit to the covenants herein and therein.

6.
Acknowledgement. Employee acknowledges and agrees that, if Employee materially breaches any of the provisions of Paragraph 5 of this Agreement, in addition to any other of the Company’s rights and remedies, the Company shall immediately cease all payments and benefits described in paragraph 4. The Company acknowledges and agrees that, if the Company materially breaches any of the provisions of this Agreement, in addition to any other of Employee’s rights and remedies, Employee’s release under Section 2 of this Agreement and all covenants, warranties, and/or obligations of Employee under this Agreement shall be null and void, and Employee shall be retain all, rights and claims that she otherwise had as of the day before the date on which she signed this Agreement. Notwithstanding the foregoing, no material breach of this Agreement shall exist unless the non-breaching Party has provided the allegedly breaching Party with written notice specifying the alleged material breach and the allegedly breaching Party has failed to reasonably cure the alleged material breach within five (5) business days of receipt of the written notice, except that, if the Company terminates Employee’s employment before March 1, 2022 for any reason, Employee has the right to declare the release under Section 2 of this Agreement and the covenants, warranties, and/or obligations of Employee under this Agreement null and void and the cure period shall not apply.

7.
Covenant Not To Sue. Employee warrants that Employee has not filed any complaints, charges or claims for relief against the Company with any local, state or federal court or administrative agency that are currently outstanding. Employee further agrees and covenants not to sue, or to bring any claims or charges against, the Company with respect to any matter arising at the time of Employee’s execution of this Agreement or covered by the release set forth in Paragraph 2 above, and not to assert against the Company in any action, suit, litigation or proceeding any matter arising before Employee’s execution of this Agreement or covered by the release set forth in Paragraph 2 above. The Company further agrees and covenants not to sue, or to bring any claims or charges against, the Employee with respect to any matter arising at the time of the Company’s execution of this Agreement or covered by the release of claims against the Employee set forth in Paragraph 2 above, and not to assert against the Employee in any action, suit, litigation or proceeding any matter arising before the Company’s execution of this Agreement or covered by the release of claims against the Employee set forth in Paragraph 2 above.

Nothing in this Agreement (i) limits or affects either Party’s right to challenge the validity of this Agreement; (ii) prevents or precludes either Party from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the EEOC, the National Labor Relations Board, the Securities and Exchange Commission, or any other federal, state or local agency charged with the enforcement of any laws, including providing documents or other information; or (iii) prevents Employee from exercising his or her rights under Section 7 of the National Labor Relations Act (“NLRA”) to engage in protected, concerted activity with other employees, although by signing this Agreement Employee waives any right to recover any individual relief (including back pay, front pay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by Employee or on his or her behalf by any third party, either individually, or as part of any class or collective action, except for any right Employee may have to receive a payment from a government agency (and not the Company) for information provided to the government agency.

8.
Participation in Litigation, Governmental Proceedings and Protected Activity. No provision of this Agreement shall be construed or enforced in a manner that would prevent either Party from testifying fully and truthfully under oath in any court, arbitration, governmental or administrative agency proceeding, or from providing complete and truthful information in the course of any governmental and/or internal investigation. No provision of this Agreement shall be construed or enforced in a manner that would interfere with Employee’s rights under the NLRA to discuss or comment on terms and conditions of employment. Furthermore, consistent with the federal Defend Trade Secrets Act of 2016 ("DTSA"), nothing in this Agreement will prevent or restrict Employee from disclosing a trade secret that is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or where the disclosure of a trade secret is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, the DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

9.
No Admission of Liability. It is expressly understood and agreed that this Agreement, and any acts undertaken hereunder, shall not be construed as an admission of liability or wrongdoing by either Party. Neither this Agreement nor anything in it shall be admissible in any proceeding as evidence of any unlawful or wrongful conduct by either Party.

10.
Controlling Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida.

11.
Jurisdiction. Any action arising out of, or relating to, any of the provisions of this Agreement may, at the election of the Company, be brought and prosecuted only in the courts of, or located in, the State of Florida, and in the event of such election, the Parties consent to the jurisdiction and venue of said courts.

12.
Entire Agreement. Excepting (a) the Indemnification Agreement dated April 20, 2020, (b) Employee’s Executive Officer Continuity Agreement and Executive Officer Severance Agreement dated June 14, 2019; and (c) Employee’s agreements for her equity awards (including, without limitation, the equity awards listed on Exhibit A) each of which shall remain in full force and effect, the Parties understand that no promise, inducement, or other agreement not expressly contained herein has been made conferring any benefit upon them; that the Agreement contains the entire Agreement between them; and that the terms of the Agreement are contractual and not recitals only.

13.
Severability. If any provision of this Agreement is construed to be invalid, illegal or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.

14.
Section Headings. Section and subsection headings in this Agreement are for convenience of reference only and shall neither constitute a part of this Agreement nor affect its interpretation.

15.
Amendment. The Parties agree that this Agreement may not be altered, amended, or modified, in any respect, except by a writing duly executed by both Parties.

16.
Knowing and Voluntary Release. Employee acknowledges and agrees that:

(a) Employee understands that this Agreement is releasing claims that may arise under the Age Discrimination in Employment Act of 1967 (29 U.S.C. §§ 621-634) and the Older Workers Benefit Protection Act; Employee also understands that this release does not extend to claims that may arise after the date this Agreement is signed.

(b) Employee has had a reasonable time within which to consider this Agreement before executing it. Employee has been provided with a period of 21 days within which to decide whether to accept the consideration set forth in Paragraph 4, and in return, provide the Company with a release of all claims. Employee understands and acknowledges that Employee may voluntarily choose to sign and return this Agreement at any time during the 21-day period. If Employee signs this Agreement before the end of the 21-day period, Employee acknowledges that Employee knowingly and voluntarily does so and waives the remainder of the 21-day period, and that Employee was not asked, threatened, coerced or otherwise pressured or hurried to execute the Agreement prior to the end of the 21-day period.

(c) Employee understands that for a period of seven (7) calendar days after the date that Employee signs this Agreement, Employee may revoke Employee’s acceptance of the terms of this Agreement by delivering a written notice of revocation to Marc A. Greenberg, Legal Department, Helios Technologies, 7456 16th Street North, Sarasota, Florida 34243.

(d) Employee has carefully read and fully understands all of the provisions of this Agreement, which is written in a manner that Employee clearly understands.

(e) Employee knowingly and voluntarily agrees to all of the terms in this Agreement.

(f) Employee knowingly and voluntarily intends to be legally bound by this Agreement.

(g) The Company is advising Employee in writing to consult with an attorney of Employee’s choice prior to signing this Agreement.

17.
The Parties intend for this Agreement and the payments and benefits to be provided pursuant to it to be compliant with and/or exempt from Section 409A of the Internal Revenue Code of 1986 (“Section 409A”). Each payment made or to be made under this Agreement shall be treated as a separate payment, and the right to a series of installment payments shall be treated as a right to a series of separate payments. The payments and benefits payable to Employee under this Agreement shall be construed as compliant with and/or exempt from Section 409A to the maximum extent possible. In the event that a payment or benefit payable to Employee under this Agreement is not compliant with or exempt from Section 409A, then the Parties agree to modify this Agreement so that the payments and benefits are exempt from and/or compliant with Section 409A, and to do so in a way that preserves Employee’s entitlement to and the value of such payments and benefits to the maximum extent possible. Further, notwithstanding anything else to the contrary in this Agreement, if any payment or benefit required under this Agreement cannot be provided or made at the time specified herein or pursuant to the specific terms provided herein, without incurring taxes or penalties under Section 409A of the Code, then such benefit and/or payment shall be provided at the earliest time thereafter when such taxes or penalties will not be imposed, or any such terms will be modified in a way that preserves Employee’s entitlement to benefits and the payments and the value thereof but in which the penalties and taxes will not be imposed. In the event that any payment(s) or benefits under this Agreement are conditioned upon Employee’s signing and not revoking a release of claims in favor of the Company, and the period Employee has to sign and/or revoke such release spans two calendar years, the Company will pay (or begin paying you, as applicable) such payments(s) as soon as possible but in no event earlier than the beginning of such second calendar year.

EMPLOYEE REPRESENTS THAT eMPLOYEE: HAS READ THE TERMS OF THIS AGREEMENT, HAS HAD AN OPPORTUNITY TO FULLY DISCUSS AND REVIEW THE TERMS OF THIS AGREEMENT WITH AN ATTORNEY, UNDERSTANDS THE CONTENTS HEREOF, FREELY AND VOLUNTARILY ASSENTS TO ALL THE TERMS AND CONDITIONS HEREOF, AND SIGNS This Agreement AS EMPLOYEE’S OWN FREE ACT, AND WITH THE INTENTION OF RELEASING THE COMPANY FROM EACH AND EVERY CLAIM RELATING IN ANY WAY TO EMPLOYEE’S EMPLOYMENT WITH THE COMPANY.

iN WITNESS WHEREOF, and intending to be legally bound, the Parties agree to the terms of this Agreement, effective as of the eighth day after Employee signs the Agreement (“Effective Date”), provided that Employee has not revoked Employee’s acceptance during the time period provided in Paragraph 16(c).

Date: _____________ By: ______________________________________

Melanie M. Nealis

For the Company:

Date: _____________ By: ______________________________________

EXHIBIT A

RSU, PRSU & SO Grants

1.
Restricted Stock Unit Agreement dated February 22, 2019
2.
Restricted Stock Unit and Option Agreement dated February 28, 2020
3.
Restricted Stock Unit and Option Agreement dated January 28, 2021
4.
Special Retention Restricted Stock Unit Agreement dated April 27, 2020